UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2010

ADVANCED LIFE SCIENCES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51436	30-0296543
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1440 Davey Road Woodridge, Illinois 60517	60517
(Address of principal executive offices)	(Zip Code)

(630) 739-6744

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 23, 2010, Advanced Life Sciences Holdings, Inc. (the “Company”) entered into an agreement with The Leaders Bank (“Leaders”) relating to the Company’s Second Amended and Restated Loan Agreement, dated as of September 9, 2010 (the “Loan Agreement”).  As previously disclosed, the Company is currently in default under the Loan Agreement as a result of its failure to make a mandatory prepayment in the amount of $1.5 million by October 1, 2010.  The Company paid $420,000 of the required prepayment amount in October 2010.

Under the terms of the agreement, Leaders agreed to forbear from exercising rights and remedies under the Loan Agreement from the date of the agreement to January 3, 2011, subject to certain conditions.  Among other things, the Company is required to engage an advisor for purposes of reviewing the Company’s business plans, budgets and expenditures and making recommendations regarding the same.  The Company is also required to submit to Leaders a business plan outlining its budgets and capital raising plans.

The foregoing summary of the agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED LIFE SCIENCES HOLDINGS, INC.

Date: November 30, 2010	By:	/s/ Michael T. Flavin
	Name:	Michael T. Flavin, Ph.D.
	Title:	Chief Executive Officer